Filed Pursuant to Rule 433

Registration Statement No. 333-266487-06

May 6, 2024

Commonwealth Edison Company

First Mortgage 5.300% Bonds, Series 136, due 2034

First Mortgage 5.650% Bonds, Series 137, due 2054

May 6, 2024

Pricing Term Sheet

Issuer:	Commonwealth Edison Company

Ratings*:	A1 (Moody’s); A (S&P); A (Fitch)

Trade Date:	May 6, 2024

Settlement Date**:	May 13, 2024 (T+5)

Securities:	First Mortgage 5.300% Bonds, Series 136, due 2034	First Mortgage 5.650% Bonds, Series 137, due 2054

Principal Amount:	$400,000,000	$400,000,000

Maturity Date:	June 1, 2034	June 1, 2054

Coupon:	5.300%	5.650%

Benchmark Treasury:	4.00% due February 15, 2034	4.75% due November 15, 2053

Benchmark Treasury Price / Yield:	96-03+ / 4.496%	101-21+ / 4.645%

Spread to Benchmark Treasury:	+85 basis points	+105 basis points

Yield to Maturity:	5.346%	5.695%

Public Offering Price:	99.642% of the principal amount	99.352% of the principal amount

Interest Payment Dates:	June 1 and December 1 of each year, commencing December 1, 2024	June 1 and December 1 of each year, commencing December 1, 2024

Optional Redemption Provisions:	At any time prior to March 1, 2034 (three months prior to the maturity date) (the “Series 136 Par Call Date”), the Company may, at its option, redeem the Series 136 Bonds in whole or in part at a redemption price equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Series 136 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series 136 Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.	At any time prior to December 1, 2053 (six months prior to the maturity date) (the “Series 137 Par Call Date”), the Company may, at its option, redeem the Series 137 Bonds in whole or in part at a redemption price equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Series 137 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series 137 Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

	At any time on or after the Series 136 Par Call Date, the Company may, at its option, redeem the Series 136 Bonds in whole or in part at a redemption price equal to 100% of the principal amount of the Series 136 Bonds to be redeemed, plus accrued and unpaid interest to the redemption date.	At any time on or after the Series 137 Par Call Date, the Company may, at its option, redeem the Series 137 Bonds in whole or in part at a redemption price equal to 100% of the principal amount of the Series 137 Bonds to be redeemed, plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	202795 JZ4 / US202795JZ43	202795 KA7 / US202795KA72

Joint Book-Running Managers:	Goldman Sachs & Co. LLC	Goldman Sachs & Co. LLC
	U.S. Bancorp Investments, Inc.	U.S. Bancorp Investments, Inc.
	Wells Fargo Securities, LLC	Wells Fargo Securities, LLC
	J.P. Morgan Securities LLC	J.P. Morgan Securities LLC
	Mizuho Securities USA LLC	Mizuho Securities USA LLC
	SMBC Nikko Securities America, Inc.	SMBC Nikko Securities America, Inc.

Senior Co-Managers:	Huntington Securities, Inc.	Huntington Securities, Inc.
	Santander US Capital Markets LLC	Santander US Capital Markets LLC
	Siebert Williams Shank & Co., LLC.	Siebert Williams Shank & Co., LLC.

Co-Managers:	Bancroft Capital, LLC	Bancroft Capital, LLC
	Loop Capital Markets LLC	Loop Capital Markets LLC
	Penserra Securities LLC	Penserra Securities LLC
	Stern Brothers & Co.	Stern Brothers & Co.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the bonds on or about May 13, 2024, which will be the fifth business day following the date of this term sheet (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this term sheet or the next two succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526, U.S. Bancorp Investments, Inc. at 1-877-558-2607, and Wells Fargo Securities, LLC at 1-800-645-3751.